[GRAPHIC OMITTED]                                          FOR IMMEDIATE RELEASE
================================================================================


                                         Contact:         Craig Tooman
                                                          EVP, Finance and Chief
                                                          Financial Officer
                                                          908-541-8777



                    ENZON REPORTS THIRD QUARTER 2006 RESULTS
                     -- TURNAROUND MAKES VISIBLE PROGRESS --


BRIDGEWATER, NJ - November 2, 2006 - Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its financial results for the third quarter of 2006. For the three months ended September 30, 2006, Enzon reported net income of $2.2 million or $0.05 per diluted share, as compared to a net loss of $5.8 million or $(0.13) per diluted share.

"We are pleased to report another solid quarter, but more importantly, we are enthusiastic about the Company's momentum toward rebuilding the pipeline, maximizing our current brands and recruiting top talent to lead the organization in achieving the next level of success," said Jeffrey H. Buchalter, chairman and chief executive officer of Enzon. "Over the past year, we have been able to leverage and modernize the Company's core asset, PEGylation technology, by integrating it with novel oncology candidates, setting the stage for a new, innovative pipeline from the Company."

COMPANY UPDATES:
- The Company's rhMBL program expands with the approval of an additional Investigational New Drug (IND) application for use in the prevention and treatment of severe infections in patients with low levels of MBL undergoing liver transplant treatment.
- The Company's Santaris Pharma A/S collaboration, which was established in July of this year, is on track and the Company anticipates filing an IND for the HIF-1 alpha antagonist by the end of 2006.
- The Company expects to have data presented at upcoming medical conferences on three of its research and development projects. These include: rhMBL, recombinant human Manose Binding Lectin for immuno-suppressed patients, Oncaspar(R), a PEG-enhanced version of a naturally occurring enzyme called L-asparaginase, and PEG-SN38, a PEGylated form of the active moiety of CPT-11 or Camptosar(R).




                                     -more-

FINANCIAL RESULTS

REVENUES
The following table reflects the revenues generated by product and segment for each of the three-month periods ended September 30, 2006 and 2005.




                                                               Three Months Ended
                                         ----------------------------------------------------------------
                                                                 (in thousands)
                                         ----------------------------------------------------------------
                                                  September 30,          September 30,
                                                           2006                   2005          % Change
                                         ----------------------- ----------------------- ----------------
Products
  Oncaspar                                               $7,418                  $5,789              28%
  Depocyt                                                 2,000                   2,334            (14%)
  Abelcet                                                 8,986                  11,113            (19%)
  Adagen                                                  6,891                   5,940              16%
                                         ----------------------- ----------------------- ----------------
TOTAL PRODUCTS                                           25,295                  25,176             n.m.

ROYALTIES                                                18,705                  15,478              21%
CONTRACT MANUFACTURING                                    1,856                   3,393            (45%)

                                         ----------------------- ----------------------- ----------------
TOTAL REVENUES                                         $ 45,856                $ 44,047               4%
                                         ======================= ======================= ================



PRODUCTS  SEGMENT
Sales  from  the  products  segment,   comprised  of  Oncaspar(R),   Depocyt(R),
Abelcet(R), and Adagen(R), increased slightly to $25.3 million for the three months ended September 30, 2006, from $25.2 million for the three months ended September 30, 2005.

Sales of Oncaspar grew to $7.4 million or 28 percent for the three months ended September 30, 2006, as compared to $5.8 million for the three months ended
September 30, 2005. The growth of Oncaspar is mainly attributable to its adoption in certain protocols by hospitals and cooperative groups. On July 25, 2006, the Company announced the approval of Oncaspar for the first line treatment of acute lymphoblastic leukemia (ALL).

Sales of Depocyt, a sustained-release formulation of the chemotherapeutic agent cytarabine arabinoside or ara-C used for the treatment of lymphomatous meningitis, decreased to $2.0 million or 14 percent for the three months ended September 30, 2006, as compared to $2.3 million for the three months ended September 30, 2005.

Sales of Abelcet in the U.S. and Canada, a lipid complex formulation of amphotericin B used primarily in the hospital to treat immuno-compromised patients with invasive fungal infections, for the three months ended September 30, 2006 were $9.0 million, down 19 percent as compared to $11.1 million for the three months ended September 30, 2005. The decrease was primarily the result of expected competition from current and newly launched therapeutics in the anti-fungal market.

                                     -more-

Sales of Adagen, an enzyme replacement therapy used to treat adenosine deaminase
(ADA) deficiency in patients with severe combined immuno-deficiency disease, increased 16 percent to $6.9 million for the three months ended September 30, 2006, as compared to $6.0 million for the three months ended September 30, 2005. This market has a very small number of patients so quarter-to-quarter variability is not uncommon.

ROYALTIES SEGMENT
Revenues from the Company's Royalties segment for the three months ended September 30, 2006 were $18.7 million, as compared to $15.4 million for the three months ended September 30, 2005, an increase of 21 percent. Royalties on PEG-INTRON, marketed by Schering-Plough, continue to comprise the majority of our royalty revenue. Schering-Plough has recently indicated that they anticipate a decline in PEG-INTRON sales in Japan as new patient enrollment moderates and competition increases.

CONTRACT MANUFACTURING SEGMENT
The Company's revenues from its Contract Manufacturing segment were $1.9 million for the three months ended September 30, 2006, as compared to $3.4 million in the corresponding period of the prior year. This includes contract manufacturing revenues related to services the Company provides for customers who require injectable products, such as Abelcet for markets outside of Canada and the U.S. During the quarter, the revenue reconciliation for two contract manufacturing products resulted in a reduction of revenue of $1.2 million. The timing of production of another product Enzon manufactures also resulted in lower revenues.

RESEARCH AND DEVELOPMENT
The Company's research and development expenses were $10.6 million for the three months ended September 30, 2006, as compared to $5.3 million for the three months ended September 30, 2005. The increase was attributable to initiation of programs in 2006. Research and development expenses last year was impacted by the restructuring that occurred in the second quarter of 2005. Enzon is committed to investing in research and development to build a leading oncology business through the continued development of its current portfolio, reinforcing its position as a scientific leader in PEGylation through its Customized Linker Technology(TM) platforms and strategic in-licensing of innovative cancer programs, as demonstrated by the Company's strategic collaboration with Santaris reported last quarter.

SELLING, GENERAL AND ADMINISTRATIVE
Selling, general and administrative expenses increased to $14.3 million for the three months ended September 30, 2006, as compared to $11.7 million for the three months ended September 30, 2005. The increase is mainly attributable to the costs associated with the Company's debt refinancing completed this quarter. The Company will continue to invest in selling, marketing, and other initiatives to further its objective of delivering long-term value, including improving its top-line performance by investing in its commercial operations.

                                     -more-

AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS
Amortization expense decreased by $3.1 million to $184 thousand for the three months ended eptember 30, 2006, as compared to $3.3 million for the three months ended September 30, 2005. The decrease is a result of the Abelcet intangible write-down which occurred in December 2005.

ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT
In August 2006, we paid $8.0 million for worldwide rights to develop and commercialize certain RNA antagonists. During the third quarter of last year, the Company paid $10.0 million for the rights to the clinical development of recombinant human Mannose-Binding Lectin.

OTHER INCOME (EXPENSE)
Net other income (expense) is comprised of investment income, interest expense, and other non-operating expenses. The Company reported other income of approximately $1.8 million for the three months ended September 30, 2006, as compared to other expense of nearly $6.3 million in the same period in the prior year. In July 2006, the Company completed its debt refinancing by repurchasing $137.6 million of the 4.5% notes due in 2008, which resulted in a gain of $4.8 million. This gain was offset by the write-off of $1.2 million in deferred offering costs associated with the 2008 convertible notes repurchased. In 2005, the Company reported a loss of $3.5 million related to the maturing of a financial instrument the Company formed to reduce its investment risk associated with 1.5 million shares of NPS Pharmaceuticals, Inc. (NPS) common stock received in June 2003.

INCOME TAXES
For the three months ended September 30, 2006, the Company recognized a nominal amount of state and Canadian tax liabilities. For 2006, the estimated effective annual U.S. income tax rate is nominal due to the Company's projected taxable income and availability of net operating loss carryforwards.

CASH AND INVESTMENTS
Total cash reserves, which include cash, cash equivalents, short-term investments and marketable securities, were $240.4 million as of September 30, 2006, as compared to $226.6 million as of December 31, 2005. Positive operating cash flows for the nine-month period ended September 30, 2006 and cash proceeds from the sale of Nektar common stock the Company owned contributed to the increase in cash. Offsetting these cash inflows was the January payment to Sanofi-Aventis of $35.0 million relating to a reduction of the Oncaspar royalty rate.




                                    - more -

RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS)
For the three months ended September 30, 2006, Enzon reported an adjusted net loss of $1.3 million or $(0.03) per diluted share, as compared to an adjusted net loss of $2.3 million or $(0.05) per diluted share for the three months ended September 30, 2005.

The following  table  reconciles  the Company's net income (loss) and net income
(loss) per diluted share as determined in accordance with U.S. generally accepted accounting principles (GAAP) to its adjusted net loss and adjusted net loss per diluted share for the three months ended September 30, 2006 and 2005:



                                                                        Three Months Ended
                                                             (in thousands, except per-share amounts)
                                                   --------------------------------------------------------------
                                                         September 30, 2006                September 30, 2005
                                                   ------------------------------    ----------------------------
                                                                         Net
                                                                       income                             Net
                                                           Net       (loss) per                        loss per
                                                         income       diluted            Net            diluted
                                                         (loss)        share            Loss             share
                                                   --------------- --------------    ------------- --------------
GAAP net income (loss)                                 $ 2,238       $ 0.05           $ (5,766)        $ (0.13)
Net adjustments to GAAP:
-        Net realized gain related to the               (3,569)       (0.08)
         repurchase of debt (1)
-        Net realized loss related to the sale               -         -                 3,460            0.08
         of NPS common stock (2)

                                                   --------------- --------------    ------------- --------------
Adjusted net loss (3)                                 $ (1,331)     $ (0.03)          $ (2,306)        $ (0.05)
                                                   --------------- --------------    ------------- --------------



(1) The Company's adjusted financial results for the third quarter of 2006 exclude a gain related to the repurchase of the 4.5% Notes at a price of $965 (plus accrued interest) for each $1,000 principal amount of notes tendered, offset by a write-off of related debt offering costs.
(2) The Company's adjusted financial results for the September quarter of 2005 exclude a net-of-tax realized loss of $3.5 million related to the maturing of a financial instrument the Company formed to reduce its investment risk associated with 1.5 million shares of NPS Pharmaceuticals, Inc. (NPS) common stock received in June 2003. The Company received the common stock under a merger termination agreement with NPS.
(3) Adjusted net loss and adjusted net loss per diluted share, as the Company defines them, may differ from similarly named measures used by other entities, and consequently, could be misleading unless all entities calculated and defined such items in the same manner. The Company believes that investors' understanding of its performance is enhanced by disclosing adjusted net income (loss) and adjusted net income (loss) per diluted share reflecting adjustments for certain items that the Company deems to be non-recurring.






                                     -more-

CONFERENCE CALL AND WEBCAST
Enzon will be hosting a conference call November 2, 2006 at 9:00am E.S.T. All interested parties may access the call by using the following information:

            Domestic Dial-In Number:                (866) 585-6398
            International Dial-In Number:           (416) 849-9626
            Access Code:                            Enzon

Enzon's conference call will also be webcast in a "listen only" mode via the Internet at http://www.vcall.com. Additionally, for those parties unable to listen at the time of Enzon's conference call, a telephone rebroadcast will be available following the call from November 2, 2006, at approximately 12:00 p.m. E.S.T. This rebroadcast will end on November 9, 2006, at approximately 11:59 p.m. E.S.T. The rebroadcast may be accessed using the following information:

            Domestic Dial-In Number:                (866) 245-6755
            International Dial-In Number:           (416) 915-1035
            Access Code:                            80421

ABOUT ENZON
Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development and commercialization of therapeutics to treat patients with cancer and adjacent diseases. Enzon's specialized sales force markets Abelcet(R), Oncaspar(R), Adagen(R), and Depocyt (R) in the United States. In addition, Enzon also receives royalties on sales of PEG-INTRON(R), marketed by Schering-Plough Corporation, and MACUGEN(R), marketed by OSI Pharmaceuticals and Pfizer Inc. Enzon's product-driven strategy includes an extensive drug development program that leverages its proprietary technologies, including a Customized Linker TechnologyTM PEGylation platform that utilizes customized linkers designed to release compounds at a controlled rate. Enzon complements its internal research and development efforts with strategic initiatives, such as partnerships designed to broaden its revenue base or provide access to promising new technologies or product development opportunities. The Company also engages in contract manufacturing opportunities with third parties to improve its efficiency. Further information about Enzon and this press release can be found on the Company's web site at www.enzon.com.

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should", "potential," "anticipates," "plans" or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products, market acceptance of, and continuing demand for, Enzon's products and the impact of competitive products and pricing. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our transition report on Form 10-K for the six-month period ended December 31, 2005 and our quarterly reports on Form 10-Q. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

                        (Financial information to follow)

                  Enzon Pharmaceuticals, Inc. and Subsidiaries
                      Consolidated Statements of Operations
                 THREE MONTHS ended September 30, 2006 and 2005
                      (In thousands, except per share data)
                                   (Unaudited)



                                                                                     September 30,              September 30,
                                                                                         2006                        2005
                                                                              ------------------------    ----------------------

Revenues:
  Product sales, net                                                                         $ 25,295                   $ 25,176
  Royalties                                                                                    18,705                     15,478
  Contract manufacturing                                                                        1,856                      3,393
                                                                                      ----------------          ----------------
    Total revenues                                                                             45,856                     44,047
                                                                                      ----------------          ----------------

Costs and expenses:
  Cost of product sales and contract manufacturing                                             12,141                     11,964
  Research and development                                                                     10,599                      5,319
  Selling, general and administrative                                                          14,299                     11,697
  Amortization of acquired intangible assets                                                      184                      3,348
  Acquired in-process research and development                                                  8,000                     10,000
                                                                                      ----------------          ----------------
     Total costs and expenses                                                                  45,223                     42,328
                                                                                      ----------------          ----------------

Operating income                                                                                  633                      1,719
                                                                                      ----------------          ----------------

Other income (expense):
  Investment income, net                                                                        2,831                      1,632
  Interest expense                                                                            (5,912)                    (4,946)
  Other, net                                                                                    4,813                    (3,059)
                                                                                      ----------------          ----------------
                                                                                                1,732                    (6,373)
                                                                                      ----------------          ----------------
Income (loss) before income tax provision                                                       2,365                    (4,654)
Income tax provision                                                                              127                      1,112
                                                                                      ----------------          ----------------
Net income (loss)                                                                             $ 2,238                  $ (5,766)
                                                                                      ================          ================

Earnings (loss) per common share - basic                                                       $ 0.05                   $ (0.13)
                                                                                      ================          ================
Earnings (loss) per common share - diluted                                                     $ 0.05                   $ (0.13)
                                                                                      ================          ================
Weighted average shares - basic                                                                43,590                     43,486
                                                                                      ================          ================
Weighted average shares - diluted                                                              43,590                     43,486
                                                                                      ================          ================





                                     -more-

                  Enzon Pharmaceuticals, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets
                    September 30, 2006 and December 31, 2005
                                 (In thousands)
                                   (Unaudited)



                                                                September 30,        December 31
                                                                    2006                 2005
                                                             -------------------- ------------------

Assets
Current assets:
  Cash and short-term investments                                      $ 169,985          $ 164,518
  Accounts receivable, net                                                11,798             14,087
  Inventories                                                             18,381             16,014
  Other current assets                                                     6,211             12,596
                                                             -------------------- ------------------
     Total current assets                                                206,375            207,215
                                                             -------------------- ------------------
Property and equipment, net                                               37,576             34,978
                                                             -------------------- ------------------
Other assets:
  Marketable securities                                                   70,458             62,059
  Amortizable intangible assets, net                                      63,093             34,154
  Other long-term assets                                                   6,873              2,939
                                                             -------------------- ------------------
                                                                         140,424             99,152
                                                             -------------------- ------------------
     Total assets                                                      $ 384,375          $ 341,345
                                                             ==================== ==================

Liabilities and Stockholders' Deficit
Current and other liabilities                                            $31,087            $31,315
Notes payable                                                            397,642            394,000
Stockholders' deficit                                                   (44,354)           (83,970)
                                                             -------------------- ------------------
     Total liabilities and stockholders' deficit                       $ 384,375          $ 341,345
                                                             ==================== ==================

Common shares outstanding                                                 43,877             43,787
                                                             ==================== ==================


                                                  # # #